Schedule 14A

Schedule 14A Information
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. 1)

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]	Definitive Proxy Statement
[ ]	Definitive Additional Materials
[ ]	Soliciting Material Pursuant to § 240.14a-11(c) or § 240.14a-12

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Applied Signal Technology, Inc.
(Name of Registrant as Specified in its Charter)

Applied Signal Technology, Inc.
James E. Doyle
Vice President-Finance, CFO
400 West California Avenue
Sunnyvale, CA 94086

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Payment of Filing Fee (Check the appropriate box):
[X]	No fee required.
[ ]

Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:
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(2) Aggregate number of securities to which transaction applies:
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(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
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(4) Proposed maximum aggregate value of transaction:
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(5) Total fee paid:
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[ ]	Fee paid previously with preliminary materials.
[ ]

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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Applied Signal Technology, Inc.

Notice of Annual Meeting of Shareholders to Be Held March 13, 2003

The 2003 Annual Meeting of Shareholders of Applied Signal Technology, Inc. (the "Company") will be held at the Sheraton Hotel, located at 1100 N. Mathilda Avenue, Sunnyvale, California, on March 13, 2003, at 4:00 p.m., local time, for the following purposes:

1. To elect four (4) Class I directors to hold office until the 2005 Annual Meeting of Shareholders or until their respective successors are elected and qualified.
2. To vote on a proposal to ratify the appointment of Ernst & Young LLP as the independent auditors for the Company for the fiscal year ending October 31, 2003.
3. To vote on a proposal to amend the Company’s 1993 Employee Stock Purchase Plan to increase by 600,000 shares the maximum number of shares of Common Stock that may be issued under the plan.
4. To transact such other business as may properly come before the meeting or any adjournment thereof.

Shareholders of record at the close of business on January 24, 2003 are entitled to notice of, and to vote at, this meeting and any continuation or adjournments thereof.

By Order of the Board of Directors

Gary L. Yancey, President and Chief Executive Officer

Sunnyvale, California
February 5, 2003

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE URGED TO SIGN AND PROMPTLY MAIL THE ENCLOSED PROXY IN THE RETURN ENVELOPE SO THAT YOUR STOCK MAY BE REPRESENTED AT THE MEETING.

Proxy Statement
2003 Annual Meeting of Shareholders

Applied Signal Technology, Inc.
400 West California Avenue
Sunnyvale, California 94086
(408) 749-1888

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the "Board") of Applied Signal Technology, Inc., a California corporation (the "Company"), of Proxies for use at the Annual Meeting of Shareholders to be held on March 13, 2003, or any adjournment thereof, for the purposes set forth in the accompanying Notice of Annual Meeting. This Proxy Statement and accompanying Proxy are first being sent to shareholders on approximately February 14, 2003. The cost of the solicitation of Proxies will be borne by the Company. The Board may use the services of the Company’s directors, officers, and others to solicit Proxies, personally or by telephone. The Board may also arrange with brokerage houses and other custodians, nominees, and fiduciaries to forward solicitation material to the beneficial owners of the stock held of record by such persons, and the Company may reimburse them for their reasonable out-of-pocket expenses incurred in so doing. The Annual Report to Shareholders for the fiscal year ended October 31, 2002, including financial statements, is being mailed to shareholders concurrently with the mailing of this Proxy Statement.

Voting Rights

The voting securities of the Company entitled to vote at the Annual Meeting consist of shares of Common Stock. Only shareholders of record at the close of business on January 24, 2003 are entitled to notice of, and to vote at, the Annual Meeting. On that date, there were 10,290,900 shares of the Company’s Common Stock issued and outstanding. Each share of Common Stock is entitled to one vote. The Company’s bylaws provide that a majority of all of the shares of Common Stock entitled to vote, whether present in person or by proxy, shall constitute a quorum for the transaction of business at the meeting. Votes for and against, abstentions, and "broker non-votes" will each be counted as present for purposes of determining the presence of a quorum. If an executed Proxy is submitted without any instruction for the voting of such Proxy, the Proxy will be voted in favor of the proposals described.

All shares represented by valid Proxies received prior to the Annual Meeting will be voted, and where a shareholder specifies by means of the Proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the specifications so made. A shareholder who signs and returns a Proxy will have the power to revoke it at any time before it is voted. A Proxy may be revoked by filing with the Secretary of the Company a written revocation or duly executed Proxy bearing a later date, or by appearing at the Annual Meeting and electing to vote in person.

A broker non-vote occurs when a broker submits a proxy card with respect to shares held in a fiduciary capacity (typically referred to as being held in "street name") but declines to vote on a particular matter because the broker has not received voting instructions from the beneficial owner. Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have the discretion to vote such shares on routine matters, but not on non-routine matters. Routine matters include the election of directors, increases in authorized common stock for general corporate purposes, and ratification of auditors. Non-routine matters include amendments to stock plans.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information regarding beneficial ownership of the Company’s Common Stock as of January 10, 2003 by (i) each shareholder who is known by the Company to own beneficially more than 5 percent of the outstanding Common Stock of the Company, (ii) each of the Company’s directors and director-nominees, (iii) the Chief Executive Officer and the four other most highly compensated executive officers of the Company, and (iv) all directors and executive officers of the Company as a group.

Name of Beneficial Owner and Nature of Beneficial Ownership (1)	Shares Beneficially Owned	Percent of Common Stock Outstanding
Kennedy Capital Management, Inc. 10829 Olive Boulevard St. Louis, MO 63141	1,311,200 (2)	12.7
Dimensional Fund ADV 1299 Ocean Avenue, 11th Floor Santa Monica, CA 90401	644,800 (3)	6.3
John R. Treichler	456,489 (4)	4.4
Gary L. Yancey	410,559 (5)	4.0
James F. Collins	317,156 (6)	3.1
Kenway Wong	93,638 (7)	*
David D. Elliman	88,826 (8)	*
Albert Ovadia	67,811 (9)	*
Bani M. Scribner, Jr.	58,925 (10)	*
James E. Doyle	23,725 (11)	*
Stuart G. Whittelsey, Jr.	8,935 (12)	*
John P. Devine	4,934 (13)	*
All directors and executive officers as a group (10 persons) ____________	1,530,998 (14)	14.9
*Less than 1 percent

(1) Except as indicated in the footnotes to this table, the persons named in the table possess sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to joint tenancy, tenancy-in-common, or community property laws, where applicable. Unless otherwise indicated, the business address of each of the beneficial owners is 400 W. California Avenue, Sunnyvale, California 94086.

(2) Based on information contained in Schedule 13F dated September 30, 2002 filed with the Securities and Exchange Commission (SEC).

(3) Based on information contained in Schedule 13F dated December 31, 2002 filed with the Securities and Exchange Commission (SEC).

(4) Includes 8,851 shares subject to an option that is exercisable within 60 days of January 10, 2003.

(5) Includes 19,018 shares subject to options that are exercisable within 60 days of January 10, 2003.

(6) Includes 6,684 shares subject to options that are exercisable within 60 days of January 10, 2003.

(7) Includes 19,851 shares subject to options that are exercisable within 60 days of January 10, 2003.

(8) Includes 25,166 shares held by the Trust u/d Avery Rockefeller of which the reporting person is a Trustee and a member of the reporting person’s immediate family is a beneficiary, and the reporting person disclaims beneficial ownership in excess of his interest in the trust; 3,201 shares held by the Estate of Gladys Underhill of which the reporting person is one of three executors and a beneficiary, and the reporting person disclaims beneficial ownership in excess of his interest in the estate (reporting person has been unable to verify if such shares are still held by the estate); 35,885 shares held directly; 20,604 shares held by the BAWD Foundation of which the reporting person is a Trustee, and the reporting person disclaims beneficial ownership of such shares; and 36 shares held by PARock Limited Partnership of which the reporting person is a general partner, and the reporting person disclaims beneficial ownership of shares in excess of his partner’s interest in the partnership. Includes 3,934 shares subject to options that are exercisable within 60 days of January 10, 2003.

(9) Includes 17,851 shares subject to options that are exercisable within 60 days of January 10, 2003.

(10) Includes 23,767 shares subject to options that are exercisable within 60 days of January 10, 2003.

(11) Includes 14,751 shares subject to options that are exercisable within 60 days of January 10, 2003.

(12) Includes 3,934 shares subject to options that are exercisable within 60 days of January 10, 2003.

(13) Includes 3,934 shares subject to options that are exercisable within 60 days of January 10, 2003.

(14) Includes 122,575 shares subject to options that are exercisable within 60 days of January 10, 2003.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers, directors, and persons who beneficially own more than 10 percent of the Company’s common stock to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission (SEC). Such persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms filed by such person.

Based solely on review of such forms furnished to the Company and written representations from certain reporting persons, the Company believes that all filing requirements applicable to executive officers, directors, and more than 10 percent shareholders were complied with.

Proposal One: Nomination and Election of Directors

The Company’s Articles of Incorporation, as amended, provide for a classified Board of Directors consisting of two classes of directors, with each director serving a two-year term. At the 2002 Annual Meeting of Shareholders, three Class II Directors were elected to terms expiring in 2004. Three Class I Directors were elected in 2001 to terms expiring at this year’s Annual Meeting. On January 20, 2003, the Board of Directors set the number of directors at seven pursuant to the terms of the bylaws, and appointed Mr. Robert J. Richardson to fill the vacancy created by the expansion of the Board. Mr. Richardson was appointed as a Class I director, to serve from February 2003 until this Annual Meeting. Accordingly, the Board has designated four current Directors as nominees for election at this meeting as Class I Directors (John P. Devine, David D. Elliman, Gary L. Yancey, and Robert J. Richardson). Directors elected at this meeting will serve until the 2005 Annual Meeting of Shareholders or until their respective successors are duly elected and qualified.

Management knows of no reason why any nominee should be unable or unwilling to serve. However, if any nominee(s) should for any reason be unable or unwilling to serve, the Proxies will be voted for such substitute nominees as the Board may designate.

If a quorum is present and voting, the four nominees for Class I director receiving the highest number of votes will be elected as Class I directors. Abstentions and shares held by brokers that are present, but not voted because the brokers were prohibited from exercising discretionary authority, that is, "broker non-votes," will be counted as present for purposes of determining if a quorum is present.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE NOMINEES NAMED ABOVE.

Set forth below is certain information with respect to age and background for each of the Company’s directors.

Name	Positions with the Company	Age	Director Since
Class I directors are nominees for election at this annual meeting:
John P. Devine	Director	65	1995
David D. Elliman	Director	52	1991
Robert J. Richardson	Director	56	2003
Gary L. Yancey	President, CEO, and Chairman of the Board	57	1984
Class II directors, whose terms will expire at the 2004 Annual Meeting of Shareholders:
James F. Collins	Laboratory Manager and Director	60	1984
John R. Treichler	Chief Technology Officer and Director	55	1984
Stuart G. Whittelsey, Jr.	Director	73	1990

John P. Devine has been a director of the Company since May 1995. Mr. Devine served as Deputy Director, National Security Agency (NSA) for Technology and Systems from 1992 to 1995 and as Deputy Director, NSA for Research and Engineering from 1990 to 1992. From 1989 to 1990, Mr. Devine served as NSA Chief of Staff. Mr. Devine has been a consultant to the defense industry since his retirement from the NSA.

David D. Elliman has been a director of the Company since 1991. Mr. Elliman is a professional investor. He is a founding partner of Elmrock Partners, which, along with affiliates, specializes in private equity, marketable equity, structured finance, and asset securitization investments. Elmrock Partners was founded in 1982. Mr. Elliman serves on the boards of a number of private companies and is an Overseer of the College of Arts and Sciences of the University of Pennsylvania.

Gary L. Yancey, a co-founder of the Company, has served the Company as President and Chairman of the Board since the Company’s incorporation in January 1984. Prior to co-founding the Company, he was employed for ten years by ARGOSystems Inc., a manufacturer of electronic reconnaissance systems, most recently serving as Director of the Strategic Systems Division; and for seven years as an engineer with GTE Sylvania, Inc., a defense electronics company.

James F. Collins, a co-founder of the Company, has been a director of and employed by the Company since its incorporation in 1984. He has served in the position of Laboratory Manager with the Company since 1984. Prior to co-founding the Company, Mr. Collins worked at ARGOSystems Inc., a manufacturer of electronic reconnaissance systems, for fourteen years, most recently serving in the Strategic Systems Division. Prior to working at ARGOSystems, Inc., Mr. Collins served for three years as an officer in the United States Navy.

John R. Treichler, a co-founder of the Company, has been a director of and employed by the Company since its incorporation in 1984. He has served in the position of Senior Scientist since 1984 and as Chief Technology Officer since 1999. Prior to co-founding the Company, he worked at ARGOSystems, Inc. for seven years, most recently serving as a senior scientist in the Strategic Systems Division, and at Stanford University for three years in the Information Systems Laboratory. Prior to working at Stanford University, Dr. Treichler served for four years as an officer in the United States Navy.

Stuart G. Whittelsey, Jr. has been a director of the Company since 1990. Since April 1994, he has been a principal of his own consulting firm, Whittelsey Associates, which is engaged in corporate financial management. From July 1993 through April 1994, he was Chief Executive Officer of Lytton Gardens, Inc., a skilled nursing facility and seniors’ residence in Palo Alto, California. Prior to that, he was Chief Financial Officer for several high-technology firms, including Informix, Inc.; Acurex Corp.; Stanford Telecommunications, Inc.; and Watkins- Johnson Company.

Robert J. Richardson has been a director of the Company since February 2003. From November 1997 to January 2000, Mr. Richardson was Chairman and Chief Executive Officer of Unitrode Corporation, a publicly traded semiconductor company, which he successfully sold to Texas Instruments, Inc. in 2000. From June 1992 to November 1997, Mr. Richardson was President of SVG Lithography (formerly Perkin-Elmer) in Connecticut, and then Vice President, New Business Development and Corporate Marketing for Silicon Valley Group. From 1988 to 1992, Mr. Richardson was the President and General Manager for the Santa Cruz Division of Plantronics, Inc., a manufacturer of communications equipment and from 1985 to 1988, he was Director, Motorola New Enterprises Group in San Jose. Mr. Richardson currently serves a director of Genus, Inc., a manufacturer of critical deposition processing products for the global semiconductor industry and the data storage industry.

Meetings of the Board of Directors and Board Committees

During fiscal year 2002, the Board of Directors held four meetings. The Board of Directors has an Audit Committee, Compensation Committee and a newly formed Nominating Committee. During fiscal year 2002, the Audit Committee of the Board held five meetings, the Compensation Committee held one meeting, and the Nominating Committee held three meetings. No director serving on the Board in fiscal year 2002 attended less than 75 percent of such meetings of the Board and the committees on which he serves.

The members of the Compensation Committee during fiscal year 2002 were David D. Elliman (Chairman), Stuart G. Whittelsey, Jr., and John P. Devine. The function of the Compensation Committee is to set the salary and bonus earned by the Chief Executive Officer and to set, review, and administer the total compensation program for the executive officers of the Company, including the grant of stock options to executive officers.

The members of the Audit Committee during the Company’s 2002 fiscal year were Stuart G. Whittelsey, Jr. (Chairman), John P. Devine, and David D. Elliman. The functions of the Audit Committee include retaining independent auditors, reviewing their independence, reviewing and approving the planned scope of the Company’s annual audit, reviewing and approving any fee arrangements with the auditors, overseeing their audit work, reviewing and pre-approving any non-audit services that may be performed by them, reviewing the adequacy of accounting and financial controls, reviewing the Company’s critical accounting policies, and reviewing and approving any related party transactions.

The Board has recently established a Nominating Committee, whose members are John P. Devine (Chairman), David D. Elliman, and Stuart G. Whittelsey, Jr. The Nominating Committee considers qualified candidates for appointment and nomination for election to the Board of Directors and makes recommendations concerning such candidates, develops corporate governance principles for recommendation to the Board of Directors, and oversees the regular evaluation of directors and management.

The Board of Directors has adopted a written charter for the Audit Committee. All members of the Audit Committee are "independent" in accordance with the National Association of Securities Dealers, Inc. Rules 4310(c)(26)(B) and 4200(a)(15) that are currently applicable to the Company. A copy of the Audit Committee Charter is attached hereto as Appendix A.

Audit Committee Report of the Board of Directors for Fiscal Year 2002

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. The Audit Committee has responsibility for retaining independent auditors, reviewing their independence, reviewing and approving the planned scope of the Company’s annual audit, reviewing and approving any fee arrangements with the auditors, overseeing their audit work, reviewing and pre-approving any non-audit services that may be performed by them, reviewing the adequacy of accounting and financial controls, reviewing the Company’s critical accounting policies, and reviewing and approving any related party transactions. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed the audited financial statements in the Annual Report with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the disclosures in the financial statements.

The Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Committee under generally accepted auditing standards including the matters required to be discussed by Statement on Auditing Standard No. 61 (Codification of Statements on Auditing Standard, AU Section 380). In addition, the Committee has discussed with the independent auditors the auditors’ independence from Management and the Company including the matters in the written disclosures required by the Independence Standards Board No. 1. The Committee considered the compatibility of non-audit services with the auditors’ independence.

The Committee discussed with the Company’s independent auditors the overall scope and plans for their respective audits. The Committee meets with the independent auditors, with and without Management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The Committee held five meetings during fiscal year 2002.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended October 31, 2002 for filing with the Securities and Exchange Commission. The Committee has also recommended, subject to shareholder approval, the selection of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending October 31, 2003.

Stuart G. Whittelsey, Jr., Audit Committee Chair
John P. Devine, Audit Committee Member
David D. Elliman, Audit Committee Member

January 27, 2003

Proposal Two: Appointment of Independent Auditors

The Audit Committee of the Board of Directors has selected Ernst & Young LLP to serve as independent auditors to audit the financial statements of the Company for fiscal year 2003. Ernst & Young LLP has acted in such capacity since its appointment in fiscal year 1985. Subject to ratification by the shareholders, the Audit Committee of the Board of Directors has reappointed Ernst & Young LLP as independent auditors to audit the financial statements of the Company for the current fiscal year. Representatives of Ernst & Young LLP who will be present at the Annual Meeting will be given the opportunity to make a statement if the representatives desire and will be available to respond to appropriate questions.

Audit Fees

The aggregate fees billed by Ernst & Young LLP for the audit of the Company’s annual financial statements for fiscal year 2002 were $250,000 and their aggregate fees for reviews of the Company’s interim financial statements included in the Company’s Reports on Form 10-Q for periods during fiscal year 2002 were $60,000.

All Other Fees

All other fees billed by Ernst & Young LLP during fiscal year 2002 were $104,000, including $86,000 for tax-related matters and $18,000 for services rendered in connection with SEC filings and accounting consultations.

During fiscal year 2002, there were no fees billed by Ernst & Young LLP for financial information systems design and implementation.

The Audit Committee has determined that the rendering of all non-audit services by Ernst & Young LLP is compatible with maintaining such auditor’s independence.

Vote Required and Board of Directors’ Recommendation

The affirmative vote of a majority of the votes cast at the Annual Meeting of Shareholders, at which a quorum representing a majority of all outstanding shares of Common Stock of the Company is present and voting, either in person or by proxy, is required for approval of this proposal. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum, but will not be counted as having been voted on the proposal.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" THIS PROPOSAL. In the event that ratification by the shareholders of the appointment of Ernst & Young LLP as the Company’s independent auditors is not obtained, the Board will reconsider such appointment.

Proposal Three: Amendment to the 1993 Employee Stock Purchase Plan

General

At the Annual Meeting, the shareholders will be asked to approve an amendment to the Company’s 1993 Employee Stock Purchase Plan (the "Purchase Plan") to increase by 600,000 the maximum number of shares of Common Stock that may be issued under the Purchase Plan.

The Company’s shareholders have previously approved the reservation of 3,700,000 shares of the Company’s Common Stock (subject to adjustment upon certain changes in the capital structure of the Company) for issuance to employees under the Purchase Plan. As of January 10, 2003, 3,088,215 shares of Common Stock had been issued under the Purchase Plan, leaving 611,785 shares available for future purchases.

The Board of Directors believes that the Purchase Plan benefits the Company and its shareholders by providing its employees with an opportunity to purchase shares of Common Stock that is helpful in attracting, retaining, and motivating valued employees. To enable the Company to continue the Purchase Plan, the Board of Directors has amended the Purchase Plan, subject to approval by the shareholders, to increase the maximum number of shares that may be issued under the Purchase Plan by 600,000 to an aggregate of 4,300,000 shares.

Summary of the Purchase Plan, as Amended

The following summary of the Purchase Plan, as amended, is qualified in its entirety by the specific language of the Purchase Plan, a copy of which is available to any shareholder upon request.

General. The Purchase Plan is intended to qualify as an "employee stock purchase plan" under section 423 of the Internal Revenue Code of 1986, as amended (the "Code"). Each participant in the Purchase Plan is granted at the beginning of each offering under the plan the right to purchase through accumulated payroll deductions up to a number of shares of the Common Stock of the Company (a "Purchase Right") determined on the first day of the offering. The Purchase Right is automatically exercised on each purchase date during the offering unless the participant has withdrawn from participation in the offering or the Purchase Plan prior to such date.

Shares Subject to Purchase Plan. The shareholders have previously authorized an aggregate of 3,700,000 shares of the Company’s Common Stock for issuance upon the exercise of Purchase Rights granted under the Purchase Plan. As amended, the Purchase Plan would provide that the maximum aggregate number of authorized but unissued shares of Common Stock that may be issued under the plan is 4,300,000. Appropriate adjustments will be made to the shares subject to the Purchase Plan and to outstanding Purchase Rights upon any stock dividend, stock split, reverse stock split, recapitalization, combination, reclassification, or similar change in the capital structure of the Company, or in the event of any merger, sale of assets, or other reorganization of the Company. If any Purchase Right expires or terminates, the shares subject to the unexercised portion of such Purchase Right will again be available for issuance under the Purchase Plan.

Administration. The Purchase Plan is administered by the Board of Directors or a duly appointed committee of the Board of Directors (hereinafter referred to as the "Board"). Subject to the provisions of the Purchase Plan, the Board determines the terms and conditions of Purchase Rights granted under the plan. The Board will interpret the Purchase Plan and Purchase Rights granted thereunder, and all determinations of the Board will be final and binding on all persons having an interest in the Purchase Plan or any Purchase Right.

Eligibility. Any employee of the Company or of any present or future parent or subsidiary corporation of the Company designated by the Board for inclusion in the Purchase Plan is eligible to participate in an offering under the plan, except for any employee who owns or holds options to purchase, or who, as a result of participation in the Purchase Plan, would own or hold options to purchase, five percent or more of the total combined voting power or value of all classes of stock of the Company or of any parent or subsidiary corporation of the Company. As of January 10, 2003, approximately 360 employees, including 5 executive officers, were eligible to participate in the Purchase Plan.

Offerings. Generally, each offering of Common Stock under the Purchase Plan is for a period of 24 months (an "Offering Period"). Offering Periods will generally commence on or about June 1 and December 1 of each year (an "Offering Date"). Generally, each Offering Period is comprised of four six-month "Purchase Periods" ending on or about the last days of November and May (a "Purchase Date"). The Board may establish a different term for one or more Offerings or different commencement or ending dates for any Offering Period or Purchase Period.

Participation and Purchase of Shares. Participation in an offering under the Purchase Plan is limited to eligible employees who authorize payroll deductions prior to the applicable Offering Date. Payroll deductions may not exceed 10 percent (or such other rate as the Board determines) of an employee’s compensation on any payday during the Offering Period. Once an employee becomes a participant in the Purchase Plan, that employee will automatically participate in each successive Offering Period until such time as the employee withdraws from the Purchase Plan, becomes ineligible to participate, or terminates employment. A participant may withdraw from an offering at any time without affecting his or her eligibility to participate in future offerings. However, once a participant withdraws from an offering, that participant may not again participate in the same offering.

Subject to certain limitations, each participant in an Offering Period has a Purchase Right equal to a number of whole shares determined by dividing $50,000 by the fair market value of a share of Common Stock on the Offering Date. However, no participant may purchase under the Purchase Plan shares of Common Stock having a fair market value exceeding $25,000 in any calendar year (measured by the fair market value of the Company’s Common Stock on the first day of the Offering Period in which the shares are purchased).

On each Purchase Date, the Company issues to each participant in the offering the number of shares of the Common Stock determined by dividing the amount of payroll deductions accumulated for the participant during the Offering Period by the purchase price, limited in any case by the number of shares subject to the participant’s Purchase Right for that offering. The price at which shares are sold under the Purchase Plan is established by the Board but may not be less than 85 percent of the lesser of the fair market value per share of Common Stock on the Offering Date or on the Purchase Date. The fair market value of the Common Stock on any relevant date generally will be the closing price per share as reported on The Nasdaq National Market. On January 10, 2003, the closing price per share of Common Stock was $10.85. Any payroll deductions under the Purchase Plan not applied to the purchase of shares will be returned to the participant without interest, unless the amount remaining is less than the amount necessary to purchase a whole share of Common Stock, in which case the remaining amount may be applied to the next Purchase Period.

Change in Control. The Purchase Plan provides that, in the event of (i) a sale or exchange by the shareholders of all or substantially all of the Company’s stock, a merger or consolidation in which the Company is a party, or the sale, exchange, or transfer of all or substantially all of the assets of the Company, wherein, upon any such event, the shareholders of the Company before such event do not retain, directly or indirectly, at least a majority of the beneficial interest in the voting stock of the Company, its successor, or the corporation to which the assets of the Company were transferred, or (ii) a liquidation or dissolution of the Company (a "Change in Control"), the acquiring or successor corporation may assume the Company’s rights and obligations under the Purchase Plan. However, if the acquiring or successor corporation elects not to assume the outstanding Purchase Rights, the Board must provide that all outstanding Purchase Rights will become immediately exercisable prior to the Change in Control. Any Purchase Rights that are not assumed or exercised prior to the Change in Control will terminate.

Termination or Amendment. The Purchase Plan will continue until terminated by the Board or until all of the shares reserved for issuance under the plan have been issued. The Board may at any time amend or terminate the Purchase Plan, except that the approval of the Company’s shareholders is required within twelve months of the adoption of any amendment increasing the number of shares authorized for issuance under the Purchase Plan or changing the definition of the corporations which may be designated by the Board as corporations the employees of which may participate in the Purchase Plan.

Shares Purchased by Certain Persons

The aggregate numbers of shares of Common Stock purchased by certain persons under the Purchase Plan since its inception are as follows: (i) Bani M. Scribner, Executive Vice President, General Manager, 38,367 shares; (ii) James E. Doyle, Vice President, Finance, Chief Financial Officer, 4,477 shares; (iii) Albert Ovadia, Vice President, Multichannel Systems Division, 35,577 shares; (iv) Kenway Wong, Vice President, Communication Systems Division, 39,777 shares; (v) all current executive officers as a group, an aggregate of 118,198 shares; and (vi) all employees, including current officers who are not executive officers, as a group, an aggregate of 3,088,215 shares. None of the directors who are not executive officers is eligible to participate in the Purchase Plan. Since its inception, no shares have been issued under the Purchase Plan to any other nominee for election as a director, or any associate of any such director, nominee or executive officer, and no other person has been issued five percent or more of the total amount of shares issued under the Purchase Plan.

Summary of United States Federal Income Tax Consequences

The following summary is intended only as a general guide as to the United States federal income tax consequences under current law of participation in the Purchase Plan and does not attempt to describe all possible federal or other tax consequences of such participation or tax consequences based on particular circumstances. Furthermore, tax consequences of an employee stock purchase plan are subject to change.

Generally, there are no tax consequences to an employee of either becoming a participant in the Purchase Plan or purchasing shares under the Purchase Plan. The tax consequences of a disposition of shares vary depending on the period such stock is held before its disposition. If a participant disposes of shares within two years after the Offering Date or within one year after the Purchase Date on which the shares are acquired (a "disqualifying disposition"), the participant recognizes ordinary income in the year of disposition in an amount equal to the difference between the fair market value of the shares on the Purchase Date and the purchase price. Such income may be subject to withholding of tax. Any additional gain or resulting loss recognized by the participant from the disposition of the shares is a capital gain or loss. If the participant disposes of shares at least two years after the Offering Date and at least one year after the Purchase Date on which the shares are acquired, the participant recognizes ordinary income in the year of disposition in an amount equal to the lesser of (i) the difference between the fair market value of the shares on the date of disposition and the purchase price or (ii) the difference between the fair market value of the shares on the Offering Date and purchase price (determined as if the Purchase Right were exercised on the Offering Date). Any additional gain recognized by the participant on the disposition of the shares is a capital gain. If the fair market value of the shares on the date of disposition is less than the purchase price, there is no ordinary income, and the loss recognized is a capital loss. If the participant owns the shares at the time of the participant’s death, the lesser of (i) the difference between the fair market value of the shares on the date of death and the purchase price or (ii) the difference between the fair market value of the shares on the Offering Date and purchase price (determined as if the Purchase Right were exercised on the Offering Date) is recognized as ordinary income in the year of the participant’s death.

If the exercise of a Purchase Right does not constitute an exercise pursuant to an "employee stock purchase plan" under section 423 of the Code, the exercise of the Purchase Right will be treated as the exercise of a nonqualified stock option. The participant would therefore recognize ordinary income on the Purchase Date equal to the excess of the fair market value of the shares acquired over the purchase price. Such income is subject to withholding of income and employment taxes. Any gain or loss recognized on a subsequent sale of the shares, as measured by the difference between the sale proceeds and the sum of (i) the purchase price for such shares and (ii) the amount of ordinary income recognized on the exercise of the Purchase Right will be treated as a capital gain or loss, as the case may be.

A capital gain or loss will be long-term if the participant holds the shares for more than 12 months and short-term if the participant holds the shares for 12 months or less. Currently, long-term capital gains are generally subject to a maximum tax rate of 20 percent.

If the participant disposes of the shares in a disqualifying disposition, the Company should be entitled to a deduction equal to the amount of ordinary income recognized by the participant as a result of the disposition, except to the extent such deduction is limited by applicable provisions of the Code or the regulations thereunder. In all other cases, no deduction is allowed the Company.

Vote Required and Board of Directors’ Recommendation

Approval of this proposal requires a number of votes "For" the proposal that exceeds the number of votes "Against" the proposal, provided that a quorum is present and that the shares voting "For" the proposal constitutes at least a majority of a quorum. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum but will have no effect on the outcome of the vote unless the shares voting affirmatively do not constitute at least a majority of a quorum.

The Board of Directors believes that the continued opportunity to purchase shares under the Purchase Plan at a discount from market price is important to attracting and retaining qualified officers and employees essential to the success of the Company, and that stock ownership is important to providing such persons with incentive to perform in the best interest of the Company. THE BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE PROPOSAL TO AMEND THE PURCHASE PLAN TO INCREASE BY 600,000 THE MAXIMUM AGGREGATE NUMBER OF SHARES OF COMMON STOCK ISSUABLE UNDER THE PLAN.

Equity Compensation Plan Information

The Company currently maintains four compensation plans that provide for the issuance of Common Stock to officers and other employees, directors, and consultants. These consist of the 1991 Stock Option Plan, 2001 Stock Option Plan, and 1993 Employee Stock Purchase Plan (the "Purchase Plan"), which have been approved by shareholders, and the 2000 Nonstatutory Stock Option Plan (the "2000 Plan"), which has not been approved by shareholders. The 1991 Stock Option Plan expired in January 2001. The following table sets forth information regarding outstanding options and shares reserved for future issuance under the foregoing plans as of October 31, 2002:

Plan Category (1)	Number of shares to be issued upon exercise of outstanding options, warrants, and rights (a)	Weighted-average exercise price of outstanding options, warrants, and rights (b)	Number of shares remaining available for future issuance under equity compensation plans (excluding shares reflected in column (a)) (c)
Equity compensation plans approved by shareholders
1991 Stock Option Plan	670,965	$11.34	—
1993 Employee Stock Purchase Plan	—	—	845,941
2001 Stock Option Plan	198,000	$9.28	302,000
Equity compensation plans not approved by shareholders(2)
2000 Stock Option Plan	265,215 (2) _____________	$7.05	226,582 _____________
Total	1,134,180	$9.98	1,374,523 (1)

(1) Includes 845,941 shares that are reserved for issuance under the Purchase Plan.

(2) Consists of options that are outstanding, and shares available for future issuance, under the 2000 Plan. The material features of the 2000 Plan are described below or in Note 6 to the Financial Statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2002.

Material Features of the 2000 Stock Option Plan

As of October 31, 2002, the Company had reserved 500,000 shares of Common Stock for issuance under the 2000 Plan. The 2000 Plan provides for the granting of nonstatutory stock options to employees with exercise prices equal to the fair market value of the Company’s Common Stock on the date of grant. Options granted under the 2000 Plan generally have a 10-year term and vest at the rate of 20 percent one year after the grant date with the remaining shares vested at the rate of 1/60 per month over the remaining 48 months, or 100 percent vested five years after the grant date.

Executive Officers of Registrant

As of January 10, 2003, set forth below is certain information with respect to the age and background for each of the executive officers of the Company.
Name	Age	Position
Gary L. Yancey	57	President, CEO, and Chairman of the Board
James E. Doyle	47	Vice President–Finance, Chief Financial Officer
Bani M. Scribner, Jr.	58	Executive Vice President, General Manager–Technical Operations Group
Albert Ovadia	62	Vice President–Multichannel Systems Division
Kenway Wong	53	Vice President–Wireless Communications Systems Division

Gary L. Yancey, a co-founder of the Company, has served the Company as President, CEO, and Chairman of the Board since the Company’s incorporation in January 1984. Prior to co-founding the Company, he was employed for 10 years by ARGOSystems, a manufacturer of electronic reconnaissance systems.

James E. Doyle joined the Company in September 1991 as a Senior Contracts Administrator and was promoted to Department Manager in November 1991. In March 2000, he was elected Vice President of Finance and Chief Financial Officer.

Bani M. Scribner, Jr., joined the Company in June 1992 as senior staff reporting to the President. In November 1996, he was elected Vice President of the Strategic Systems Division. In 1999, he was elected Executive Vice President, General Manager of the Technical Operations Group.

Albert Ovadia joined the Company in April 1993 as a senior engineer and was promoted to Department Manager in 1994. In November 1999, he was elected Vice President of the Multichannel Systems Division.

Kenway Wong joined the Company in October 1988 as a senior engineer. He was promoted to Department Manager in 1989 and Division Director in 1994. In November 1997, he was elected Vice President of the Wireless Communication Systems Division.

Executive Compensation and Other Matters

Compensation of Executive Officers

The following table sets forth information for each of the Company’s last three fiscal years concerning the compensation of the chief executive officer of the Company and the four other most highly compensated executive officers of the Company.

Summary Compensation Table
	Annual Compensation _____________________________				Long-Term Compensation _____________
Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Other Annual Compensation (1)	Securities Underlying Options (#)
Gary L. Yancey President and Chief Executive Officer	2002 2001 2000	$371,327 $406,223 $438,771	— $9,591 $21,813	$20,646 $24,125 $23,024	— 35,000 —
Bani M. Scribner, Jr. Executive Vice President; General Manager, Technical Operations Group	2002 2001 2000	$265,561 $284,687 $303,383	— $6,096 $13,328	$6,481 $15,507 $13,837	— 20,000 10,000
James E. Doyle Vice President, Finance; Chief Financial Officer	2002 2001 2000	$222,228 $231,761 $178,644	— $3,028 $7,727	$3,726 $8,229 $6,400	— 15,000 5,000
Albert Ovadia Vice President, Multichannel Systems Division	2002 2001 2000	$224,519 $252,172 $251,985	— $3,704 $10,896	$4,553 $12,475 $10,522	— 15,000 5,000
Kenway Wong Vice President, Communications Systems Division	2002 2001 2000	$222,587 $237,290 $233,548	— $3,341 $11,825	$3,680 $11,211 $11,811	— 15,000 5,000
(1) Consists of Company-funded Applied Signal Technology 401(k) Retirement Plan contribution plus 4 percent of the salary over the maximum annual federal limit.

Option Grants in Fiscal Year 2002

No options to purchase shares of Common Stock were granted during fiscal year 2002 to any of the persons named in the Summary Compensation Table.

Option Exercises and Fiscal Year 2002 Year-End Values

The following table provides the specified information concerning exercises of options to purchase the Company’s Common Stock in fiscal year 2002 and unexercised options held as of October 31, 2002, by the persons named in the Summary Compensation Table.
	Option Exercises in Fiscal Year 2002 and FY-End Option Value
			Number of Securities Underlying Options at October 31, 2002 _______________________________		Value of Unexercised In-The-Money Options at October 31, 2002 (1) _______________________________
Name	Shares Acquired on Exercise (#)	Value Realized ($) (2)	Exercisable (#)	Unexercisable (#)	Exercisable ($)	Unexercisable ($)
Gary L. Yancey	0	0	16,732	23,868	$79,761	$85,712
Bani M. Scribner, Jr.	0	0	21,981	20,119	$26,324	$48,876
James E. Doyle	0	0	14,251	12,749	$19,744	$36,656
Albert Ovadia	0	0	17,251	12,749	$19,744	$36,656
Kenway Wong	0	0	18,231	13,869	$19,744	$36,656

(1) The closing sale price for the common stock as reported by the Nasdaq National Market on October 31, 2002 was $9.01. Value is calculated based on the difference between the option exercise price and $9.01, multiplied by the number of shares of Common Stock underlying the option.

(2) The values in this column are based on the last reported sale price of the Common Stock on the respective dates of exercise as reported by the Nasdaq National Market, less the respective option exercise prices.

Compensation of Directors

Directors who are employees of the Company are not compensated by the Company for services provided as a director. Directors who are not employees were each paid $15,000 in annual retainer fees during fiscal year 2002. Beginning fiscal year 2003, non-employee directors are paid an annual retainer of $35,000, plus an annual fee of $2,500 to each chairman of a committee of the Board of Directors. The Company reimburses out-of-pocket travel expenses of non-employee directors not residing in the San Francisco Bay area in accordance with the Company’s travel policy. Company directors are eligible to participate in the 2001 Stock Option Plan, and employee-directors are able to participate in the 2001 Stock Option Plan, 1993 Employee Stock Purchase Plan, and 401(k) Plan. Options granted to non-employee directors are not intended to qualify as incentive stock options under the Internal Revenue Code. Commencing on March 13, 2003, each non-employee director of the Company shall be granted options to purchase 22,500 shares of the Company's Common Stock upon his or her initial election to the Board of Directors at an exercise price equal to the fair market value on such date. The Company intends to make such grant to each of its current non-employee directors as of the date of the 2003 Annual Meeting. These options vest annually in three equal annual installments on the anniversary date of such grant and accelerate in full upon a change of control of the Company. A director who ceases to be a director for any reason may exercise the vested portion within 12 months following such termination, to the extent not previously exercised. All options granted to non-employee directors expire 10 years following the date of grant.

During the year ended October 31, 2002, there were no option grants made to non-employee directors.

Report of the Compensation Committee on Executive Compensation

The Compensation Committee of the Board of Directors set compensation for the Company’s executive officers for fiscal year 2002. The Committee is comprised of the three non-employee directors of the Company, Messrs. Elliman, Devine, and Whittelsey.

The function of the Compensation Committee is to set the salary and bonus earned by the Chief Executive Officer and to set, review, and administer the total compensation program for the executive officers of the Company, including the grant of stock options to executive officers. Recommendations for annual salary for the executive officers are made to the Compensation Committee by the Company’s Chief Executive Officer ("CEO") and the Company’s Human Resources Manager. The Committee also reviews data provided by independent consultants on compensation practices at peer corporations.

Salaries are generally set for the executive officers by evaluating their performance, their goals, and the importance of each position to the achievement of the Company’s strategic goals, and by comparing compensation for the same positions at similarly sized defense and electronics companies.

The compensation of the Company’s executive officers has consisted of salaries that are set toward the upper end of the appropriate salary ranges observed at similarly sized defense and electronics companies and relatively modest bonuses received under plans in which all employees of the Company participate (under which bonuses are determined by using a common objective formula based upon the entire Company’s profit performance), thereby leading to total cash compensation (salary and bonus) of the Company’s executive officers within the range of the total cash compensation of similarly situated counterparts at other electronics companies. It is expected that in the future, base compensation will become a smaller component of executive compensation and that larger bonuses, as a percentage of total compensation, will be granted.

Part of the Committee's compensation philosophy is to grant stock options for executive compensation. It believes this will more closely align the compensation of Company executives with Company performance, as well as with the compensation packages offered executives at other similarly sized electronics companies. No stock options were granted during fiscal year 2002 because the performance of the Company did not warrant such grants. The Compensation Committee will consider stock option grants in future periods. Details of option grants to officers and directors are disclosed in the table of "Option Grants in Last Fiscal Year-2002."

With this philosophy as background, the Compensation Committee used the following criteria to establish compensation for its executive officers. First, the Committee considered the current importance of each position held by an executive officer to the ability of the Company to achieve its strategic objectives, including not only the importance of the function of the group managed by the executive officer, but also the group’s management needs considering its organization and operation. Second, the Committee received and considered compensation survey data covering the total cash compensation (salary and bonus) paid by companies in the electronics industry with annual revenues similar to the Company. Finally, the Committee reviewed the evaluations of each executive officer and the CEO’s annual review of all other executive officers. All such evaluations are made in the context of the Company’s overall operating performance.

The Company’s policy with respect to compensation paid to its executive officers is to deduct such compensation that qualifies under Section 162(m) of the Internal Revenue Code, as amended, as an expense. Section 162(m) of the Internal Revenue Code and related Treasury Department regulations restrict deductibility of executive compensation paid to the Company’s Chief Executive Officer and each of the four other most highly compensated executive officers holding office at the end of any year to the extent such compensation exceeds $1,000,000 for any of such officers in any year and does not qualify for an exception under the statute or regulations. Income from options granted under the Company’s stock option plans would generally qualify for an exemption from these restrictions so long as the options are granted by a committee whose members are non-employee directors. The Company expects that the Compensation Committee will generally be comprised of non-employee directors, and that to the extent such Committee is not so constituted for any period of time, the options granted during such period will not be likely to result in compensation exceeding $1,000,000 in any year. The Committee does not believe that in general other components of the Company’s compensation will be likely to exceed $1,000,000 for any executive officer in the foreseeable future and therefore concluded that no further action with respect to qualifying such compensation for deductibility was necessary at this time. In the future, the Committee will continue to evaluate the advisability of qualifying its executive compensation for deductibility of such compensation.

With respect to the Company’s CEO, Gary Yancey, the Committee evaluated his performance during the fiscal year with respect to the Company’s revenues, the Company’s profit margin, the size and progress of the Company’s research and development efforts, and the quality of the CEO’s management of his line managers. The CEO remains in approximately the 75—80th percentile in terms of total cash compensation as compared with his peers in similarly sized electronics companies.

The Compensation Committee
David D. Elliman
John P. Devine
Stuart G.Whittelsey, Jr.

Comparison of Shareholder Return

Set forth below is a line graph comparing the annual percentage change in the cumulative total return on the Company’s Common Stock with the cumulative total return of the Standard & Poor’s MIDCAP 400 Index ("S&P MIDCAP 400") and the Standard & Poor’s Aerospace and Defense Index ("S&P Aerospace and Defense") for the five-year period commencing on October 31, 1997, and ending on October 31, 2002.

Comparison of Cumulative Total Return from October 31, 1997 through October 31, 2002 (1)

Cumulative Total Return
10/97	10/98	10/99	10/00	10/01	10/02
100.00	93.78	82.39	60.19	86.10	79.65
100.00	106.71	129.20	170.09	148.91	141.79
100.00	103.02	102.08	128.01	93.44	95.72

(1) Assumes that $100.00 was invested on October 31, 1997, in the Company’s Common Stock and each index and that all dividends were reinvested. Shareholder returns over the indicated period should not be considered indicative of future shareholder returns.

Shareholder Proposals to be Presented at Next Annual Meeting

Shareholder proposals may be included in the Company’s proxy materials for an Annual Meeting so long as they are provided to the Company on a timely basis and satisfy the other conditions set forth in applicable SEC rules. For a shareholder proposal to be included in the Company’s proxy materials for the 2004 Annual Meeting, the proposal must be received at the Company’s principal executive offices, addressed to the Secretary, not later than October 3, 2003. Shareholder business that is not intended for inclusion in the Company’s proxy materials may be brought before the Annual Meeting so long as notice of the proposal is received as specifed by the Company’s bylaws, addressed to the Secretary at the Company’s principal executive offices, not later than October 3, 2003. Should a shareholder proposal be brought before the 2004 Annual Meeting, the Company’s management proxy holders will be authorized by proxy form to vote for or against the proposal, in their discretion, if:

(1) the Company does not receive notice of the proposal, addressed to the Secretary at the Company’s principal executive offices, prior to the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made; or
(2) the Company receives notice of the proposal prior to such time and provides information in the Company’s proxy statement (a) regarding the nature of the matter and (b) advising shareholders how management intends to exercise its discretion to vote on the matter.

Proposals of shareholders intended to be presented at the next Annual Meeting of Shareholders of the Company (i) must be received by the Company at its offices at 400 West California Avenue, Sunnyvale, California 94086 no later than October 3, 2003 and (ii) must satisfy the conditions established by the Securities and Exchange Commission for shareholder proposals to be included in the Company’s Proxy Statement for that meeting.

Transaction of Other Business

At the date of this Proxy Statement, the only business that the Board intends to present or knows that others will present at the Annual Meeting is as set forth above. If any other matter or matters are properly brought before the Annual Meeting, or any adjournment thereof, it is the intention of the persons named in the accompanying form of Proxy to vote the Proxy on such matters in accordance with their best judgment.

By Order of the Board of Directors

Gary L. Yancey, President and Chief Executive Officer

Dated: February 5, 2003

Applied Signal Technology, Inc. Charter of the Audit Committee of The Board of Directors

1. The Audit Committee of the Board of Directors (the "Board") shall have at least three members and shall be composed entirely of independent members of the Board as required by Section 10A(m) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the requirements of the Nasdaq National Market ("Nasdaq"). Each member of the Audit Committee shall be financially literate, the chair shall be financially sophisticated, and at least one member shall be a "financial expert" as defined in item 309 of Regulation S-K promulgated under the Securities Act of 1933 and any similar requirements of Nasdaq.

2. The purpose of the Audit Committee is to oversee the accounting and financial reporting processes of the Company and audits of its financial statements. The management of the Company is responsible for the preparation, presentation, and integrity of the Company’s financial statements. Management is responsible for maintaining appropriate accounting and financial reporting principles, policies, internal controls, and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent accountants are responsible for planning and carrying out proper audits and reviews, including reviews of the Company’s quarterly financial statements prior to the filing of each quarterly report on Form 10-Q, and other procedures. In fulfilling their responsibilities hereunder, it is recognized that members of the Audit Committee are not full-time employees of the Company and are not, and do not represent themselves to be, accountants or auditors by profession or experts in the fields of accounting or auditing. As such, it is not the duty or responsibility of the Audit Committee or its members to conduct any type of auditing or accounting review or procedure, and each member of the Audit Committee shall be entitled to rely on (i) the integrity of those persons and organizations within and outside the Company that it receives information from and (ii) the accuracy of the financial and other information provided to the Audit Committee by such persons or organizations, absent actual knowledge to the contrary (which shall be promptly reported to the Board of Directors).

3. To carry out its purpose, the Audit Committee shall have the following duties and powers:

(a) to appoint and determine the compensation of the outside auditor, oversee the work of any accounting firm employed by the Company (including resolution of any disagreements between management and the outside auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work, evaluate the performance of the outside auditor and, if so determined by the Audit Committee, replace the outside auditor; it being acknowledged that the outside auditor is ultimately accountable to the Board and the Audit Committee, as representatives of the shareholders;

(b) to ensure that, as soon as practicable after the adoption of registration guidelines or rules by the Public Company Accounting Public Oversight Board and at all times thereafter, the Company’s outside auditor is a "registered public accounting firm" as defined in Section 2(a)(12) of the Sarbanes-Oxley Act of 2002;

(c) to receive and evaluate the written disclosures and the letters that the outside auditor is required to deliver to the Audit Committee regarding its independence, discuss with the outside auditor its independence and, if so determined by the Audit Committee as part of its evaluation, discuss with the Board and take appropriate action concerning independence of the outside auditor;

(d) to meet with management and the outside auditor to discuss the annual financial statements and the report of the outside auditor thereon, and to discuss significant issues encountered in the course of the audit work, including: restrictions on the scope of activities; access to required information; the adequacy of internal financial controls; the adequacy of the disclosure of off-balance sheet transactions, arrangements, obligations, and relationships in reports filed with the Securities and Exchange Commission (the "Commission"); and the appropriateness of the presentation of any pro forma financial information included in any report filed with the Commission or in any public disclosure or release;

(e) to meet and discuss with management and the outside auditor the Company’s Form 10-Q (including the matters described in SAS 61 with the outside auditor) prior to filing and preferably prior to the public announcement of quarterly financial results;

(f) to instruct the outside auditor to report to the Audit Committee on all critical accounting policies of the Company, all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments and the treatment preferred by the auditors, and other material written communications between the auditors and management, such as any management letter or schedule of unadjusted differences;

(g) following such review and discussions, if so determined by the Audit Committee, to recommend to the Board that the annual financial statements be included in the Company’s annual report;

(h) to meet at least once each year in separate executive sessions with management and the outside auditor to discuss matters that any of them or the Audit Committee believes could significantly affect the financial statements and should be discussed privately;

(i) to conduct or authorize such inquiries into matters within the Audit Committee’s scope of its duties as the Audit Committee deems appropriate;

(j) to establish a procedure for receipt, retention, and treatment of any complaints received by the Company regarding its accounting, internal accounting controls or auditing matters, and for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters;

(k) to approve, in advance of their performance, all services to be provided to the Company by its outside auditor, provided that the Audit Committee shall not approve any non-audit services proscribed by Section 10A(g) of the Exchange Act in the absence of an applicable exemption; and provided further that the Audit Committee may delegate to a designated member or members the authority to approve such services so long as any such approvals are disclosed to the Audit Committee at its next scheduled meeting;

(l) to review and approve all related-party transactions; and

(m) to provide minutes of its meetings and reports of its activities to the Board on a regular basis and to make such recommendations with respect to the above and other matters as the Audit Committee may deem necessary or appropriate.

4. The Audit Committee shall have a chair, who shall be elected by the Board, shall meet on a regular basis at least quarterly, and shall hold special meetings as circumstances require. The Audit Committee shall act by majority vote of its members.

5. The Audit Committee shall meet regularly with the financial officers of the Company, with the outside auditors, with the internal auditors, if any, and with such other officers as it deems appropriate.

6. The Audit Committee shall have the resources and authority appropriate to carry out its duties, including the authority to engage independent counsel and other advisors and to cause the officers of the Company to provide such funding as it determines is appropriate for payment of compensation to the outside auditor, independent counsel, and any other advisors employed by the Audit Committee.

7. The Audit Committee shall prepare a report for inclusion in the Company’s annual proxy statement in accordance with applicable requirements of the Commission.

8. The Audit committee shall, at least annually, evaluate its performance, review and reassess this Charter, and recommend any changes to the Board.

Applied Signal Technology, Inc.
Proxy for Annual Meeting of Shareholders
Solicited by the Board of Directors

The undersigned hereby appoints Gary L. Yancey and James E. Doyle, and each of them, with full power of substitution, to represent the undersigned and to vote all the shares of the stock of Applied Signal Technology, Inc. (the "Company") which the undersigned is entitled to vote at the Annual Meeting of Shareholders of said Company to be held at the Sheraton Hotel, 1100 N. Mathilda Avenue, Sunnyvale, California on Thursday, March 13, 2003 at 4:00 p.m local time, and at any adjournment thereof (1) as hereinafter specified upon the proposals listed below and as more particularly described in the Company’s Proxy Statement, receipt of which is hereby acknowledged and (2) in their discretion upon such other matters as may properly come before the meeting.

A vote FOR the following proposals is recommended by the Board of Directors:

1.	Election of Class I directors listed below.

Nominees: John P. Devine, David D. Elliman, Robert J. Richardson, Gary L. Yancey

[   ] FOR         [   ] WITHHELD

[   ] ___________________________________________________________________

INSTRUCTION: To withhold authority to vote for any nominee, mark the above box and list the name(s) of the nominee(s) for which your vote is withheld in the space provided.

2.	Ratify the appointment of Ernst & Young LLP as the Company’s independent auditors for the Company for the fiscal year ending October 31, 2003.
[ ] FOR [ ] WITHHELD [ ] ABSTAIN
3.	Amend the Company's 1993 Employee Stock Purchase Plan to increase by 600,000 shares the maximum number of shares of Common Stock that may be issued under the plan.
[ ] FOR [ ] WITHHELD [ ] ABSTAIN
The shares represented hereby shall be voted as specified. If no specification is made, such shares shall be voted FOR proposals 1, 2, and 3.
Dated __________, 2003 (be sure to date proxy) ______________________________ Signature(s)

Sign exactly as your name(s) appears on your stock certificate. If shares of stock stand of record in the names of two or more persons or in the name of husband and wife, whether as joint tenants or otherwise, both or all of such persons should sign the above Proxy. If shares of stock are held of record by a corporation, the Proxy should be executed by the President or Vice President and the Secretary or Assistant Secretary, and the corporate seal should be affixed thereto. Executors or administrators or other fiduciaries who execute the above Proxy for a deceased shareholder should give their full title. Please date the Proxy.

Even if you are planning to attend the meeting in person, you are urged to sign and mail the proxy in the return envelope so that your stock may be represented at the meeting.